===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 16, 2005


                           J. C. PENNEY COMPANY, INC.
             (Exact name of registrant as specified in its charter)


  Delaware                           1-15274                      26-0037077
(State or other jurisdiction    (Commission File No.)         (I.R.S. Employer
   of incorporation )                                        Identification No.)


6501 Legacy Drive
Plano, Texas                                                       75024-3698
(Address of principal executive offices)                           (Zip code)

Registrant's telephone number, including area code:  (972) 431-1000


===============================================================================
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications  pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02         Results of Operations and Financial Condition.

     J. C. Penney Company, Inc. issued a news release on August 16, 2005, announcing its second quarter results of operations and financial condition. This information is attached as Exhibit 99.1.

     The news release referred to above contains the non-GAAP financial measure of free cash flow. Although it is not a generally accepted accounting principle
(GAAP) measure, it is derived from components of the Company's consolidated GAAP cash flow statement. Free cash flow from continuing operations is defined as cash provided by operating activities less dividends and capital expenditures, net of proceeds from the sale of assets.

     Although free cash flow is a non-GAAP financial measure, management believes it is important in evaluating the Company's financial performance and measuring the ability to generate cash without incurring additional external financing. Positive free cash flow generated by a company indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through increased dividends, stock repurchase programs, debt retirements, or a combination of these. Conversely, negative free cash flow indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. Free cash flow should be considered in addition to, rather than as a substitute for, cash provided by operating activities. The Company's calculation of free cash flow may differ from that used by other companies and therefore comparability may be limited.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           J. C. PENNEY COMPANY, INC.



                                           By: /s/ Robert B. Cavanaugh
                                              --------------------------------
                                               Robert B. Cavanaugh
                                               Executive Vice President,
                                               Chief Financial Officer




Date:  August 16, 2005

                                  EXHIBIT INDEX

Exhibit Number                      Description

99.1                                J. C. Penney Company, Inc.
                                    News Release issued August 16, 2005

                                                                    Exhibit 99.1






           JCPENNEY REPORTS SECOND QUARTER EARNINGS OF $0.46 PER SHARE

          Operating Profit Increases 43 Percent to 5.4 Percent of Sales


PLANO, Texas, August 16, 2005 -- J. C. Penney Company, Inc. (NYSE: JCP) second quarter earnings from continuing operations rose to $0.46 per share from $0.22 per share in last year's second quarter. On a dollar basis, income from continuing operations increased to $122 million from $68 million last year. Earnings per share increased primarily as a result of strong operating performance, coupled with the impact of the company's ongoing common stock buyback program. Including the effects of discontinued operations, net income for the quarter was $0.50 per share compared to a loss of $0.02 per share last year.

Myron E. (Mike) Ullman, III, Chairman and Chief Executive Officer said, "Our operating performance in the second quarter reflects the continued progress we are making in offering merchandise assortments that fit our customers' lifestyles. We are pleased with progress made to date and are committed to strengthening the customer relationship. We will accomplish this by building our private brands, as well as offering national brands, that our customers the middle American consumer want, making it both exciting and convenient to shop with JCPenney. We are entering the third quarter and the Back-to-School selling season with momentum and early results have been encouraging."

Ullman added, "Even as we seek to build and enhance our brand-building and marketing activities, we remain committed to increasing long-term profitability by ensuring efficiency across our organization and continuing to strengthen our financial position. Based on the confidence we have in our Long-Range Plan, we announced a $400 million addition to our common stock repurchase program last month, bringing our total repurchase authorizations to over $4 billion since last August."

Operating Results

During the second quarter, total sales increased 5.4 percent. Department store sales increased 5.1 percent, while comparable department store sales increased
4.2 percent on top of a 6.9 percent increase in last year's second quarter. All merchandise divisions and all regions of the country contributed sales increases. For the quarter, Direct (catalog/Internet) sales increased 7.1 percent versus a 1.6 percent decrease last year, primarily as a result of continued strength in the Internet. Sales for jcpenney.com increased over 30 percent in the quarter in both the current and prior year.


Gross margin improved by 90 basis points to 38.1 percent of sales, reflecting better management of both inventory flow and seasonal transition, as well as continued strength in the performance of the company's private brand merchandise. SG&A expense dollars increased with the higher sales volume but were leveraged, improving by 60 basis points as a percent of sales.

Operating profit was $213 million, or 5.4 percent of sales, compared with $149 million, or 3.9 percent of sales last year. This represents an increase of 43 percent, or 150 basis points as a percent of sales.

Other Charges and Credits

Net interest expense was $40 million in the quarter, lower than original expectations, with interest income benefiting principally from higher short-term interest rates on cash balances. In addition, the company incurred pre-tax charges of $5 million related to the repurchase of debt in open market transactions during the quarter. The company reported $14 million of income from real estate and other, including $8 million in gains from the sale of previously closed facilities. The effective income tax rate for continuing operations was
33.2 percent, reflecting a $5 million one-time credit related to changes in state income taxes.

Discontinued Operations

On July 5, 2005, the company completed the sale of its interest in Lojas Renner S.A. Historical financial statements and restated comparable store sales percents reflecting Renner as a discontinued operation are included as part of this release (Attachment 1). Discontinued operations contributed $0.04 per share to net income in the second quarter, principally related to adjustments associated with the earlier sales of the Eckerd drugstore operation and international operations.

Financial Condition

As of July 30, 2005, the company had cash investments of $3.4 billion, which will be reduced over the balance of the year as the capital structure repositioning program is completed. Long-term debt totaled $3.5 billion and reflects the payment at maturity of the $193 million aggregate principal amount of 7.05% notes due May 23, 2005, as well as $56 million of open market debt repurchases in the second quarter. Free cash flow is trending higher than original guidance, principally as a result of strong operating performance in the first half. The company now expects to generate free cash flow of approximately $250 million for the fiscal year.



Capital Structure Repositioning

Since announcing the sale of Eckerd last year, the company's board of directors has authorized common stock repurchases that aggregate $4.15 billion. During the second quarter, the company repurchased 12.5 million shares of its common stock under this program, which brings the total repurchases in the first half of 2005 to approximately 20 million shares for about $1 billion. Since initiating the program in August 2004, the company has repurchased approximately 70 million shares for about $3 billion. The remaining $1.15 billion share repurchase authorization, which includes the additional $400 million authorized in connection with the July sale of Renner, is expected to be completed by the end of fiscal 2005.


Earnings Guidance

For the third and fourth quarters, both comparable store sales and Direct (catalog/Internet) sales are expected to increase low-single digits. The company currently expects earnings from continuing operations in the area of $0.82 per share and $1.52 per share in the third and fourth quarters, respectively. This would result in full year earnings from continuing operations of approximately $3.35 per share, an increase of more than 50 percent from the $2.20 earned in 2004. This guidance reflects the impact of expensing stock options, as well as the classification of Renner as a discontinued operation. Average diluted share counts for EPS calculations are expected to be approximately 260 million shares, 245 million shares, and 260 million shares for the third quarter, fourth quarter and full year, respectively.

Earnings per share guidance for the balance of the year reflects the expectation for continued improvement in both gross margin and SG&A expense as a percent of sales, coupled with benefits from the common stock buyback program. The company currently expects full year operating profit of approximately 8 percent. With higher short-term interest rates, net interest expense for the balance of the year should benefit from higher levels of interest income on cash balances. The company now expects interest expense to be in the range of $45 to $50 million per quarter, based on the current interest rate environment.

Conference Call/Webcast Details

Senior management will host a live conference call and real-time webcast on August 16, 2005, beginning at 9:30 a.m. ET. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 973-935-2035 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 973-341-3080, pin code 5717198. The live webcast may be accessed via JCPenney's Investor Relations page at www.jcpenney.net, or on www.streetevents.com (for members) and www.fulldisclosure.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.


For further information, contact:

Investor Relations
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Ed Merritt; (972) 431-8167; emerritt@jcpenney.com

Public Relations
Quinton Crenshaw; (972) 431-5581; qcrensha@jcpenney.com
Tim Lyons; (972) 431-4834; tmlyons@jcpenney.com

About JCPenney

J. C. Penney Corporation, Inc., the wholly owned operating subsidiary of J. C. Penney Company, Inc., is one of America's largest department store, catalog, and e-commerce retailers, employing approximately 150,000 associates. As of July 30, 2005, J. C. Penney Corporation, Inc. operated 1,015 JCPenney department stores throughout the United States and Puerto Rico. JCPenney is the nation's largest catalog merchant of general merchandise, and jcpenney.com is one of the largest apparel and home furnishings sites on the Internet.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, including oil prices, changes in management, retail industry consolidations, acts of terrorism or war, and government activity. Please refer to the company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. In addition, non-GAAP terms referenced, such as EBITDA and free cash flow, are defined and presented in the Company's 2004 Annual Report on Form 10-K. We do not undertake to update these forward-looking statements as of any future date.

                                      # # #

           J. C. PENNEY COMPANY, INC. SUMMARY OF OPERATING RESULTS (Unaudited) (Amounts in millions except per share data)

                                                            13 weeks ended                            26 weeks ended
                                                       --------------------------------------    -----------------------------------

                                                         July 30,      July 31,     % Inc.         July 30,      July 31,    % Inc.
                                                           2005          2004       (Dec.)           2005          2004      (Dec.)
                                                       -------------  -----------  ----------    -------------   ---------- --------

SALES PERCENTAGES:
Comparable department store sales increase                  4.2 %        6.9 %                        3.5 %        8.0 %
Direct (Catalog/Internet) sales increase/(decrease)         7.1 %         (1.6)%                      6.2 %        2.5 %

STATEMENTS OF OPERATIONS:
Total net sales                                           $ 3,981      $ 3,778        5.4%          $ 8,099      $ 7,750      4.5%
Gross margin                                                1,516        1,407        7.7%            3,210        2,993      7.3%
Selling, general and administrative
   (SG&A) expenses                                          1,303        1,258        3.6%            2,689        2,620      2.6%
                                                       -------------  -----------                 -------------   ----------

Operating profit                                              213          149       43.0%              521          373     39.7%
Net interest expense                                           40           48       (16.7)%             89          102     (12.7)%
Bond premiums and unamortized costs                             5            -         N/A               18            -       N/A
Real estate and other                                         (14)          (5)        N/A              (36)         (13)      N/A
                                                       -------------  -----------                 -------------   ----------

Income from continuing operations
   before income taxes                                        182          106       71.7%               450          284     58.5%
Income tax expense                                             60           38       57.9%               157           99     58.6%
                                                       -------------  -----------                 -------------   ----------

Income from continuing operations                           $ 122         $ 68       79.4%             $ 293        $ 185     58.4%
                                                       -------------  -----------                 -------------   ----------

Discontinued operations, net of income tax
    expense/(benefit) of $28, $(86), $28 and $(176)             9          (67)        N/A                10         (143)      N/A
                                                       -------------  -----------                 -------------   ----------

Net income                                                  $ 131          $ 1       100.0% +          $ 303         $ 42    100.0%+
                                                       =============  ===========                 =============   ==========


Earnings per share from continuing
   operations - diluted                                  $ 0.46       $ 0.22      100.0% +          $ 1.09       $ 0.60     81.7%

Earnings/(loss) per share - diluted                      $ 0.50      $ (0.02)     100.0% +          $ 1.13       $ 0.14    100.0% +

FINANCIAL DATA:
---------------
Ratios as a % of sales:
      Gross margin                                            38.1%        37.2%                         39.6%        38.6%
      SG&A expenses                                           32.7%        33.3%                         33.2%        33.8%
      Operating profit                                         5.4%         3.9%                          6.4%         4.8%
Depreciation and amortization                               $   88        $   83                        $ 175        $ 168
Effective income tax rate for continuing operations           33.2%        35.5%                         34.9%        34.9%

COMMON SHARES DATA:
Outstanding shares at end of period                           255.6        283.8                         255.6        283.8
Average shares outstanding (basic shares)                     261.8        282.6                         266.5        280.0
Average shares used for diluted EPS                           264.5        287.4                         269.2        307.9
Shares repurchased                                             12.5            -                          20.2            -
Total cost of shares repurchased                              $ 666          $ -                       $ 1,026          $ -

                           J. C. Penney Company, Inc.
               SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
                        (Unaudited) (Amounts in millions)

                                                                       July 30,                     July 31,
                                                                         2005                         2004
                                                                      -----------                 -------------


SUMMARY BALANCE SHEETS:
Cash and short-term investments                                          $ 3,385                       $ 7,383
Merchandise inventory (net of LIFO reserves of $25 and $43)                3,445                         3,408
Other current assets                                                         406                           348
Property and equipment, net                                                3,625                         3,413
Other assets                                                               2,051                         1,762
Assets of discontinued operations                                              -                           227
                                                                      -----------                 -------------

      Total assets                                                      $ 12,912                      $ 16,541
                                                                      ===========                 =============


Accounts payable and accrued expenses                                    $ 2,659                       $ 2,699
Current maturities of long-term debt                                          15                         1,165
Current income taxes, payable and deferred                                    36                           889
Long-term debt                                                             3,457                         3,960
Long-term deferred taxes                                                   1,320                         1,140
Other liabilities                                                          1,031                           991
Liabilities of discontinued operations                                         -                            95
                                                                      -----------                 -------------

      Total liabilities                                                    8,518                        10,939
Stockholders' equity                                                       4,394                         5,602
                                                                      -----------                 -------------

      Total liabilities and stockholders' equity                        $ 12,912                      $ 16,541
                                                                      ===========                 =============



                                                                                    26 weeks ended
                                                                      -----------------------------------------

                                                                       July 30,                     July 31,
                                                                         2005                         2004
                                                                      -----------                 -------------

SUMMARY STATEMENTS OF CASH FLOWS:
---------------------------------
Net cash provided by/(used in):
      Total operating activities                                           $ 213                         $ 218
                                                                      -----------                 -------------

      Investing activities
         Capital expenditures                                               (233)                         (179)
         Proceeds from sale of assets                                         27                            28
         Proceeds from the sale of discontinued operations                   283                         4,666
                                                                      -----------                 -------------

      Total investing activities                                              77                         4,515
                                                                      -----------                 -------------

      Financing activities
         Change in debt                                                     (466)                         (238)
         Stock repurchase program                                         (1,018)                            -
         Other changes in stock                                              158                           169
         Dividends paid, preferred and common                                (69)                          (81)
                                                                      -----------                 -------------

      Total financing activities                                          (1,395)                         (150)
                                                                      -----------                 -------------

Cash (paid) for discontinued operations                                     (159)                         (164)
                                                                      -----------                 -------------

Net (decrease)/ increase in cash and short-term investments               (1,264)                        4,419
Cash and short-term investments at beginning of period                     4,649                         2,964
                                                                      -----------                 -------------

Cash and short-term investments at end of period                         $ 3,385                       $ 7,383
                                                                      ===========                 =============


JCPenney Company, Inc.
Attachment 1
Income/(Loss) from Continuing Operations
(Unaudited)

                                                                          Fiscal          Fiscal
(in millions, except per share data)                                       2001            2002
                                                                        ------------   -------------
Retail sales, net
       Department stores                                                    $14,491         $14,771
       Direct (Catalog/Internet)                                              3,349           2,613
                                                                        ------------   -------------
       Total                                                                 17,840          17,384

Gross margin                                                                  5,974           6,224
Selling, general and administrative expenses                                  5,434           5,541
                                                                        ------------   -------------
Operating profit                                                                540             683
Net interest expense                                                            219             212
Bond premiums and unamortized costs                                               -               -
Real estate and other (income)/expense                                           46              59
                                                                        ------------   -------------
Income/(loss) from continuing operations before income taxes                    275             412
Income taxes                                                                     92             129
                                                                        ------------   -------------
Income/(loss) from continuing operations                                        183             283
                                                                        ============   =============

Diluted earnings per share from continuing operations                        $ 0.58          $ 0.95

Average shares used for diluted EPS calculation                                 267             270

Ratios as a % of sales
       Gross margin                                                           33.5%           35.8%
       SG&A expenses                                                          30.5%           31.9%
       Operating profit                                                        3.0%            3.9%
Depreciation and amortization                                                 $ 360           $ 362


JCPenney Company, Inc.
Attachment 1
Income/(Loss) from Continuing Operations
(Unaudited)

                                                               Q1             Q2              Q3             Q4           Fiscal
(in millions, except per share data)                          2003           2003            2003           2003           2003
                                                             ----------   ------------   -------------   ------------   ------------
Retail sales, net
       Department stores                                       $ 3,082        $ 3,017         $ 3,603        $ 5,113       $ 14,815
       Direct (Catalog/Internet)                                   587            561             665            885          2,698
                                                             ----------   ------------   -------------   ------------   ------------
       Total                                                     3,669          3,578           4,268          5,998         17,513

Gross margin                                                     1,436          1,280           1,639          2,143          6,498
Selling, general and administrative expenses                     1,353          1,232           1,433          1,711          5,729
                                                             ----------   ------------   -------------   ------------   ------------
Operating profit                                                    83             48             206            432            769
Net interest expense                                                61             67              62             57            247
Bond premiums and unamortized costs                                  -              -               -              -              -
Real estate and other (income)/expense                              (9)           (12)              4              -            (17)
                                                             ----------   ------------   -------------   ------------   ------------
Income/(loss) from continuing operations before income taxes        31             (7)            140            375            539
Income taxes                                                         9             (3)             47            126            179
                                                             ----------   ------------   -------------   ------------   ------------
Income/(loss) from continuing operations                             22             (4)             93            249            360
                                                             ==========   ============   =============   ============   ============

Diluted earnings per share from continuing operations           $ 0.06        $ (0.04)         $ 0.32         $ 0.81         $ 1.20

Average shares used for diluted EPS calculation                    273            272             298            311            297

Ratios as a % of sales
       Gross margin                                              39.1%          35.8%           38.4%          35.7%          37.1%
       SG&A expenses                                             36.8%          34.5%           33.6%          28.5%          32.7%
       Operating profit                                           2.3%           1.3%            4.8%           7.2%           4.4%
Depreciation and amortization                                     $ 87           $ 86            $ 90          $ 101          $ 364


JCPenney Company, Inc.
Attachment 1
Income/(Loss) from Continuing Operations
(Unaudited)

                                                               Q1            Q2           Q3         Q4      Fiscal         Q1
(in millions, except per share data)                          2004          2004         2004      2004       2004         2005
                                                             ---------   ---------    --------   --------   --------    --------
Retail sales, net
       Department stores                                    $ 3,347      $ 3,226      $ 3,701    $ 5,083   $ 15,357     $ 3,459
       Direct (Catalog/Internet)                                625          552          690        872      2,739         659
                                                            ---------   ---------     --------   --------   --------    --------
       Total                                                  3,972        3,778        4,391      5,955     18,096       4,118

Gross margin                                                  1,586        1,407        1,789      2,207      6,989       1,693
Selling, general and administrative expenses                  1,362        1,258        1,447      1,635      5,702       1,386
                                                             ---------   ---------   --------   --------   --------    --------
Operating profit                                                224          149          342        572      1,287         307
Net interest expense                                             54           48           68         53        223          49
Bond premiums and unamortized costs                               -            -           47          -         47          13
Real estate and other (income)/expense                           (8)          (5)           -         25         12         (22)
                                                              ---------   ---------   --------   --------   --------    --------
Income/(loss) from continuing operations before income taxes    178          106          227        494      1,005         267
Income taxes                                                     61           38           79        170        348          97
                                                              ---------   ---------   --------   --------   --------    --------
Income/(loss) from continuing operations                        117           68          148        324        657         170
                                                              =========   =========   ========   ========   ========    ========

Diluted earnings per share from continuing operations        $ 0.38       $ 0.22       $ 0.50     $ 1.14     $ 2.20      $ 0.62

Average shares used for diluted EPS calculation                 306          287          309        285        307         274

Ratios as a % of sales
       Gross margin                                           39.9%        37.2%        40.7%       37.1%      38.6%       41.1%
       SG&A expenses                                          34.3%        33.3%        32.9%       27.5%      31.5%       33.6%
       Operating profit                                        5.6%         3.9%         7.8%        9.6%       7.1%        7.5%
Depreciation and amortization                                  $ 85         $ 83         $ 89      $ 102      $ 359        $ 87


                             JCPenney Company, Inc.
  Attachment 1: Consolidated Balance Sheets - Continuing Operations (Unaudited)
                                 ($ in millions)

                                                   Fiscal                        Fiscal
                                                    2005                         2004
                                                  ----------  ---------------------------------------------

                                                   Apr. 30,    May 1,      Jul. 31,    Oct. 30,   Jan. 29,
                                                    2005        2004        2004        2004       2005
                                                  ----------  ----------  ----------  ---------  ----------

ASSETS
Current assets
  Cash and short-term investments               $     4,115 $     2,997 $     7,383 $    4,541 $     4,649
  Receivables                                           274         163         150        145         274
  Merchandise inventory (1)                           3,258       3,312       3,408      4,207       3,142
  Prepaid expenses                                      172         202         198        249         167
                                                  ----------  ----------  ----------  ---------  ----------

     Total current assets                             7,819       6,674      11,139      9,142       8,232

  Property and equipment, net                         3,574       3,408       3,413      3,439       3,575
  Prepaid pension                                     1,524       1,302       1,297      1,570       1,538
  Other assets                                          493         461         465        488         473
  Assets of discontinued operations                     289       6,315         227        250         309
                                                  ----------  ----------  ----------  ---------  ----------


    Total Assets                                $    13,699 $    18,160 $    16,541 $   14,889 $    14,127
                                                  ==========  ==========  ==========  =========  ==========



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses         $     2,559  $    2,343  $    2,699  $   3,091  $    2,770
  Short-term debt                                        72           -           -          -           -
  Current maturities of long-term debt                  264         243       1,165        603         459
  Current income taxes, payable and deferred            102         875         889        103          68
                                                  ----------  ----------  ----------  ---------  ----------

     Total Current Liabilities                        2,997       3,461       4,753      3,797       3,297

Long-term debt                                        3,461       5,113       3,960      3,955       3,464
Deferred taxes                                        1,320       1,205       1,140      1,291       1,319
Other liabilities                                     1,031         819         991        997       1,042
Liabilities of discontinued operations                  128       1,964          95        106         149
                                                  ----------  ----------  ----------  ---------  ----------

     Total Liabilities                                8,937      12,562      10,939     10,146       9,271

Stockholders' Equity                                  4,762       5,598       5,602      4,743       4,856
                                                  ----------  ----------  ----------  ---------  ----------


     Total Liabilities and Stockholders' Equity $    13,699  $   18,160  $   16,541  $  14,889  $   14,127
                                                  ==========  ==========  ==========  =========  ==========

(1) Net of LIFO reserve (in millions) of $25, $43, $43, $43, $25, $49, $49, $49,
$43, $49, and $43, respectively.

                             JCPenney Company, Inc.
  Attachment 1: Consolidated Balance Sheets - Continuing Operations (Unaudited)
                                 ($ in millions)

                                                                      Fiscal                      Fiscal      Fiscal
                                                                       2003                        2002        2001
                                                   ---------------------------------------------  ----------  ----------

                                                    Apr. 26,    Jul. 26,   Oct. 25,    Jan. 31,    Jan. 25,   Jan. 26,
                                                     2003        2003       2003        2004        2003        2002
                                                   ----------  ---------  ----------  ----------  ----------  ----------

ASSETS
Current assets
  Cash and short-term investments                $     2,609 $    2,588 $     1,890 $     2,964 $     2,454 $     2,814
  Receivables                                            237        198         353         140         155         112
  Merchandise inventory (1)                            3,306      3,318       4,172       3,135       2,955       2,894
  Prepaid expenses                                       100        104         140         207          90          96
                                                   ----------  ---------  ----------  ----------  ----------  ----------

     Total current assets                              6,252      6,208       6,555       6,446       5,654       5,916

  Property and equipment, net                          3,478      3,447       3,439       3,461       3,566       3,698
  Prepaid pension                                      1,123      1,111       1,381       1,320       1,150         873
  Other assets                                           497        515         511         472         485         485
  Assets of discontinued operations                    6,887      7,063       7,190       6,601       6,932       7,021
                                                   ----------  ---------  ----------  ----------  ----------  ----------


    Total Assets                                 $    18,237 $   18,344 $    19,076 $    18,300 $    17,787 $    17,993
                                                   ==========  =========  ==========  ==========  ==========  ==========



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses           $    1,995  $   1,959  $    2,598  $    2,458  $    2,209  $    2,075
  Short-term debt                                          -          -           -           -           -           -
  Current maturities of long-term debt                   278        626         485         242         276         920
  Current income taxes, payable and deferred              22         21         106         943           -         162
                                                   ----------  ---------  ----------  ----------  ----------  ----------

     Total Current Liabilities                         2,295      2,606       3,189       3,643       2,485       3,157

Long-term debt                                         5,505      5,128       5,103       5,114       4,897       5,140
Deferred taxes                                         1,202      1,209       1,330       1,218       1,161       1,016
Other liabilities                                        779        778         779         804         782         786
Liabilities of discontinued operations                 1,994      2,181       2,172       2,096       2,092       1,765
                                                   ----------  ---------  ----------  ----------  ----------  ----------

     Total Liabilities                                11,775     11,902      12,573      12,875      11,417      11,864

Stockholders' Equity                                   6,462      6,442       6,503       5,425       6,370       6,129
                                                   ----------  ---------  ----------  ----------  ----------  ----------


     Total Liabilities and Stockholders' Equity   $   18,237  $  18,344  $   19,076  $   18,300  $   17,787  $   17,993
                                                   ==========  =========  ==========  ==========  ==========  ==========

(1) Net of LIFO reserve (in millions) of $25, $43, $43, $43, $25, $49, $49, $49,
$43, $49, and $43, respectively.

                             JCPenney Company, Inc.
                                  Attachment 1
                 Comparable Store Sales - Continuing Operations

                             Fiscal         Fiscal         Fiscal
                              2003           2004           2005
                          -------------  -------------  -------------

February                          (1.7)%        11.8%           5.9%
March                             (5.1)%        11.1%          (0.4)%
April                             (6.5)%         4.6%           3.5%
---------------------------------------------------------------------

1st Quarter                       (4.6)%         9.1%           2.8%
---------------------------------------------------------------------

May                               3.7%           9.2%           2.9%
June                              0.5%           4.4%           7.4%
July                              3.9%           8.1%           1.6%
---------------------------------------------------------------------

2nd Quarter                       2.5%           6.9%           4.2%
---------------------------------------------------------------------

August                            6.7%           4.1%
September                         0.7%           1.8%
October                           (2.5)%         1.8%
---------------------------------------------------------------------

3rd Quarter                       1.7%           2.6%
---------------------------------------------------------------------

November                          (1.1)%        12.2%
December                          4.1%           (1.3)%
January                           5.1%           2.5%
---------------------------------------------------------------------

4th Quarter                       2.8%           2.8%
---------------------------------------------------------------------

Full Year                         0.8%           4.9%